Exhibit 99.1

SPAR Group Announces $102.8 Million in Revenue and $0.14 per share for the Year Ending

December 31, 2012

WHITE PLAINS, NY--(April 2, 2013) - SPAR Group, Inc. (NASDAQ:SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced the financial results for the year and fourth quarter ending December 31, 2012. Revenue totaled $102.8 million and $31.0 million for the 2012 year and fourth quarter, an increase of 40% and 31%, respectively. Additionally, earnings per share for the 2012 fiscal year and fourth quarter were $0.14 and $0.06 per diluted share, respectively, compared to $0.10 and $0.06 per diluted share for the same periods in 2011.

Financial Highlights for the Year Ending December 31, 2012

●	Revenue increased by 40% to $102.8 million, exceeding our initial annual guidance of $90 million;

●	Domestic revenue increased 14% or $5.3 million to $43.1 million;

o	Organic and acquisition growth rates were 10% and 4% respectively;

●	International revenue increased 67% or $24.0 million to $59.7 million;

o	Organic and acquisition growth rates were 13% and 54% respectively;

●	Gross profit increased $4.7 million or 21% to $27.2 million;

●	Net Income increased 32% to $2.9 million, or $0.14 per diluted share;

●	Cash and cash equivalents totaled $1.8 million;

●	Working capital improved to $9.7 million.

"SPAR Group is pleased to have surpassed our revenue guidance by reporting $102.8 million in 2012, strongly increasing our earnings per share while further improving our balance sheet,” stated Gary Raymond, Chief Executive Officer of SPAR Group. “Our ability to identify, acquire and integrate profitable businesses in underserved markets, has allowed us to expand our international business by nearly 70% and our domestic business by nearly 15%, establishing SPAR as a market leader throughout the world. Management is currently evaluating several additional expansion opportunities that we believe would be accretive and provide increased market opportunities in 2013 and beyond."

Mr. Raymond continued, “In addition to the strong growth within our international business, we have also had numerous achievements within our domestic division. We have bolstered relationships with several Fortune 500 companies that are expected to generate incremental revenue for the Company in 2013. The Company foresees numerous opportunities on the horizon, and will continue to remain diligent in executing its proven growth strategy. We will remain focused on improving both our revenue and profits, as we continue our momentum into 2013.”

Financial Results for the fourth quarter and year ended December 31, 2012 and 2011

	For the Fourth Quarter Ended December 31,				For the Year Ended December 31,
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Net Revenue:
Domestic	$11,915	$10,188	$1,727	17%	$43,096	$37,809	$5,287	14%
International	19,038	13,411	5,627	42%	59,670	35,715	23,955	67%
Total	$30,953	$23,599	$7,354	31%	$102,766	$73,524	$29,242	40%

Gross Profit:
Domestic	$4,003	$3,721	$282	8%	$13,946	$12,590	$1,356	11%
International	4,233	3,535	698	20%	13,289	9,906	3,383	34%
Total	$8,236	$7,256	$980	14%	$27,235	$22,496	$4,739	21%

Net Income attributable to SPAR Group, Inc.:
Domestic	$1,040	$991	$49	5%	$2,848	$2,333	$515	22%
International	287	213	74	35%	82	(119)	201	168%
Total	$1,327	$1,204	$123	10%	$2,930	$2,214	$716	32%

Earnings per Diluted Share:
	$0.06	$0.06	-		$0.14	$0.10	$0.04

Financial Highlights for the Year Ended December 31, 2012

The increase in international revenue was due primarily to newly integrated acquisitions in Mexico, Turkey, Romania and South Africa, as well as, continued organic growth in South Africa and Japan. Domestic revenue for 2012 totaled $43.1 million compared to $37.8 million during the same period in 2011. The increase of $5.3 million or 14% was attributable to continued growth from the Company's syndicated and assembly service businesses and the acquisition of a competitive company in the second half of 2012.

Domestic margin for the fiscal year 2012 was 32.4% compared to 33.3% during the same period 2011. The slight decrease in domestic gross profit margin was related to an unfavorable mix within both syndicated and project work compared to the same period last year. International gross profit margin for 2012 was 22.3% compared to 27.7% in 2011. The decrease in gross profit margin was primarily due to lower margin business in Mexico and Canada related to their dedicated service model and the mix of business in the Japan and China markets.

Financial Highlights for the Fourth Quarter Ended December 31, 2012

●	Revenue increased 31% to $31.0 million, driven by a 42% increase from the Company’s international division;

●	Gross Profit increased 14% to $8.2 million;

●	Net Income increased 10% to $1.3 million, or $0.06 per diluted share.

Domestic revenue for the fourth quarter of 2012 increased 17% to $11.9 million compared to the same three month period ended December 31, 2011. The improvement in domestic revenue was a direct result of improved operations within the Company's syndicated services business as well as continued growth in its assembly business. International revenue for the fourth quarter of 2012 was $19 million compared to $13.4 million for the same period in 2011. The increase in international revenue was attributable to newly integrated acquisitions in South Africa, Romania and Turkey, as well as, continued organic growth in Mexico, Japan and Canada.

SPAR “s Domestic gross profit margin was 34% for the fourth quarter 2012 compared to 37% for the same period in 2011. The decrease in gross profit margin was directly attributable to an unfavorable mix within both syndicated and project work compared to last year. The International gross profit margin was 22% for the fourth quarter of 2012 compared to 26% for the same period in 2011. The decrease was due to the mix of business predominately in our Japan and Australian markets.

Balance Sheet as of December 31, 2012

As of December 31, 2012, cash and cash equivalents totaled $1.8 million. Working capital improved to $9.7 million and the Company’s current ratio was 1.7 to 1. Total current assets and total assets were $24.0 million and $29.3 million, respectively. Total current liabilities and total liabilities were $14.3 million and $14.5 million, respectively, and total equity was $14.7 million at December 31, 2012.

The Company will host a shareholder conference call today at 10:00 a.m. Eastern Daylight Time. Anyone interested in participating should dial 1-877-941-8416, if calling from within the United States, or 1-480-629-9808, if calling internationally, approximately 5 to 10 minutes prior to the 10:00 a.m. start time. Participants should ask for the SPAR Group Shareholder Update conference call. A webcast will also be available on the SPAR Group website, www.sparinc.com.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, independent, convenience, electronics, toy and specialty stores, as well as providing furniture and other product assembly services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company operates throughout the United States and internationally in 10 of the most populated countries, including China and India. For more information, visit the SPAR Group's website at www.sparinc.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking, including (without limitation) expectations or guidance respecting the identification, acquisition and integration of profitable businesses, customer contract expansion, growing revenues and profits through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(Note)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net revenues	$30,953	$23,599	$102,766	$73,524
Cost of revenues	22,717	16,343	75,531	51,028
Gross profit	8,236	7,256	27,235	22,496

Selling, general and administrative expenses	6,117	5,467	22,061	18,542
Depreciation and amortization	299	261	1,167	1,069
Operating income	1,820	1,528	4,007	2,885

Interest expense	33	36	129	197
Other (income) expense	(87)	11	(123)	(11)
Income before provision for income taxes	1,874	1,481	4,001	2,699

Provision for income taxes	376	291	550	362
Net income	1,498	1,190	3,451	2,337

Net (income) lossattributable to the non-controlling interest	(171)	14	(521)	(123)
Net income attributable to SPAR Group, Inc.	$1,327	$1,204	$2,930	$2,214
Basic/diluted net income per common share:
Net income - basic	$0.06	$0.06	$0.14	$0.11

Net income - diluted	$0.06	$0.06	$0.14	$0.10

Weighted average common shares– basic	20,435	20,101	20,240	19,958
Weighted average common shares – diluted	21,610	21,344	21,606	21,327

Net income	$1,498	1,190	$3,451	2,337
Other comprehensive income:
Foreign currency translation adjustments	(173)	108	(210)	(30)
Comprehensive income	$1,325	$1,298	$3,241	$2,307

Note:     The Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2012 and 2011, are excerpted from the consolidated audited financial statements as of those dates but do not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2012	December 31, 2011
	(note)	(note)
Assets
Current assets:
Cash and cash equivalents	$1,792	$1,705
Accounts receivable, net	21,414	15,461
Deferred tax	194	–
Prepaid expenses and other current assets	596	801
Total current assets	23,996	17,967

Property and equipment, net	1,777	1,523
Goodwill	1,792	1,148
Intangibles	1,468	705
Other assets	237	178
Total assets	$29,270	$21,521

Liabilities and equity
Current liabilities:
Accounts payable	$4,177	$1,819
Accrued expenses and other current liabilities	6,729	4,039
Accrued expenses due to affiliates	705	1,092
Customer deposits	263	183
Lines of credit	2,393	3,641
Total current liabilities	14,268	10,774
Long-term debt and other liabilities	268	334
Total liabilities	14,535	11,108

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and availableshares–2,445,598 Issued and outstanding shares – none – December 31, 2012 and none – December 31, 2011	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000 Issued and outstanding shares – 20,456,453 – December 31, 2012 and 20,103,043 – December 31, 2011	205	201
Treasury stock	(26)	–
Additional paid-in capital	14,738	13,940
Accumulated other comprehensive loss	(382)	(172)
Accumulated deficit	(1,696)	(4,626)
Total SPAR Group, Inc.equity	12,839	9,343
Non-controlling interest	1,896	1,070
Total liabilities and equity	$29,720	$21,521

Note:

The Balance Sheets at December 31, 2012 and 2011, are excerpted from the consolidated audited financial statements as of those dates but do not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

jsegreto@sparinc.com

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
asheinwald@allianceadvisors.net

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
ccamarra@allianceadvisors.net